As filed with the Securities and Exchange Commission
on October, 2002.

REGSITRATION NO. 333-88952

SECURITIES AND EXCHANGE COMMISSION

AMENDMENT NO. 4 TO
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARRISON HOLDING'S INC.
(Exact Name of Small Business Issuer in its Charter)

DELAWARE (State of Incorporation)	---- (Primary Standard Classification Code)	74-3022293 (IRS Employer ID No.)

103 EAST HOLLY STREET, SUITE 406
BELLINGHAM, WASHINGTON  98225
(360)733-3854
(Address and Telephone Number of Registrant's Principal
Executive Offices and Principal Place of Business)

MICHAEL HOPLEY
PRESIDENT
HARRISON HOLDING'S INC.

103 EAST HOLLY STREET, SUITE 406
BELLINGHAM, WASHINGTON  98225
(360)733-3854
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
GREGG E. JACLIN, ESQ.
ANSLOW & JACLIN, LLP
4400 ROUTE 9, 2ND FLOOR
FREEHOLD, NEW JERSEY
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class Of securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock of par value $0.001 per share	4,538,000	$1,361,400	$125.25

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded and any national exchange and in accordance with Rule 457, the offering price was determined by the price shareholders were sold to Harrison shareholders in a private placement memorandum. The price of $.30 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST    , 2002

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

HARRISON HOLDING'S INC.

4,538,0000 SHARES OF COMMON STOCK

Our selling stockholders are offering to sell 4,538,000 shares of our common stock. Currently, our common stock is not trading on any public market. The 4,538,000 shares of our common stock can be sold by selling security holders at a fixed price of $.30 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August    , 2002

TABLE OF CONTENTS

ABOUT OUR COMPANY	4
HOW OUR COMPANY IS ORGANIZED	4
WHERE YOU CAN FIND US	4
SUMMARY FINANCIAL DATA	5
RISK FACTORS	5
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS	8
USE OF PROCEEDS	8
PENNY STOCK CONSIDERATIONS	9
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OR OPERATION	9
BUSINESS	10
DESCRIPTION OF PROPERTY	14
MANAGEMENT	14
PRINCIPAL STOCKHOLDERS	18
SELLING STOCKHOLDERS	19
PLAN OF DISTRIBUTION	20
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21
DESCRIPTION OF SECURITIES	21
DELAWARE BUSINESS COMBINATION PROVISIONS	22
INDEMNIFICATION OF DIRECTORS AND OFFICERS	22
WHERE YOU CAN FIND MORE INFORMATION	23
TRANSFER AGENT	23
LEGAL MATTERS	23
EXPERTS	24
INDEX TO FINANCIAL STATEMENTS	f-1

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-i-

ABOUT OUR COMPANY

We are a exploration stage company which has undertaken research seeking areas that have prospective for Copper-Nickel-Palladium-Platinum deposits. We have focused on the Pacific Nickel Mine ultramafic belt, located 7 kilometers north of the town of Hope, British Columbia, Canada. Currently, there is no assurance that commercially minable deposit or reserve exists within our claims, until further exploration is performed and comprehensive evaluation based upon the exploration supports a different conclusion.

In December of 2001, the claims were staked and sold to us. Michael Hopley, our President, commissioned a report to evaluate the area of the claims. This report would also recommend further exploration programs to develop the mineral prospects and would be used to be filed with the appropriate regulatory bodies. In order to write the report, old mine data and geological reports were compiled and geologists and mine personnel who were present during the active mining operations in the region from 1958 to 1974 were interviewed. The report includes the initial prospecting and preliminary geological work completed by Mr. Deering and Mr. Nicholson on the adjacent Harrison Lake Property. It represents the first known compilation of data for the area in over 25 years. The author has been involved in the area since March, 2000 assessing the prospective geological potential, access, and general conditions. It should be noted that since this project was initiated over 2 years ago, several other public and private companies have now started exploring this area and the British Columbia government has initiated an aggressive program in the Harrison Lake-British Columbia Nickel Mine area of detailed cross-sectional geologic mapping, sampling, and age dating to foster further exploration.

HOW OUR COMPANY IS ORGANIZED

We were incorporated under the name Harrison Holding's Inc. in the State of Delaware on November 19, 2001. Since May 1, 2002, we have spent a total of $800 for research and exploration. This amount represents the total amount expended on research and exploration to date. All of such expenses were used to research the prospective property for mining and exploration.

We have not been involved in any bankruptcy, receivership or similar proceeding. We have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

WHERE YOU CAN FIND US

Our corporate offices are located at 103 East Holly Street, Suite 406, Bellingham, Washington 98225. Our corporate staff consists of one part time officer and director and two part time directors. Our telephone number is (360) 733-3854.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with Management’s Discussion and Analysis or Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus.

The following summary financial data should be read in conjunction with Management’s Discussion and Analysis or Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations data and the balance sheet date for the period from November 19, 2001 (inception) to January 31, 2002 are derived from Harrison’s audited Financial Statements. The statement of operations data and the balance sheet data at July 31, 2002 are derived from Harrison’s July 31, 2002 financial statements. The operating results for the period ended January 31, 2002 are not necessarily indicative of the results to be expected for the full year or for any future period.

	Six Months Ended July 31, 2002	(Date of Inception November 19, 2001) To January 31, 2002
Statement of Expenses Data:
Revenue	0	$ 0
Net Losses	$ (609,164)	$ (30,273)
Total Operating Expenses	$ 9,164	$ 30,273
Research and exploration	$ 0	$ 0
General and administrative	$ 8,654	$ 30,111

	As of July 31, 2002	As of January 31, 2002
Balance Sheet Data:
Cash	$ 25,145	$ 23,889
Total Assets	$ 43,842	$ 42,586
Total Liabilities	$ 17,365	$ 16,359
Stockholders Equity(deficit)	$ 26,477	$ 26,227

RISK FACTORS

You should carefully consider the following risk factors and other information in this prospectus before deciding to become a shareholder of our common stock. Your investment in our common stock is highly speculative and involves a high degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words “we”, “our” or “us” refer to Harrison Holding’s Inc. and not to the selling stockholders.

We Will Require Additional Funds to Achieve Our Current Business Strategy and Our Inability to Obtain Additional Financing Could Have a Material Adverse Effect on Our Ability to Maintain Business Operations.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy of exploration on the property located at Harrison Lake. This financing may not be available when needed. Even if this financing is available, it may be on terms that we deem unacceptable or are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. Therefore, you may be investing in a company that will not have the funds necessary to commence operations. Our inability to obtain financing would have a material adverse effect on the our ability to implement our exploration strategy, and as a result, could require us to diminish or suspend our exploration strategy and possibly cease our operations.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service exploration programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We Lack an Operating History and Have Losses Which We Expect to Continue into The Future.

We were incorporated in November 2001 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $641,423. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

-	our ability to locate a profitable mineral property
-	our ability to generate revenues
-	our ability to raise the capital necessary to continue exploration of the property.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues may cause us to go out of business.

We Have No Known Ore Reserves and We Cannot Guarantee We Will Find Any Platinum Group Metals (Hereinafter Referred to as “Pgm”) or Other Minerals; If We Find Pgm or Other Minerals, There Can Be No Guarantee That Production Will Be Profitable.

We have no known ore reserves. We have not identified any PGM mineralization on the property and we cannot guarantee we will. Even if we find that there is PGM mineralization on our property, we cannot guarantee that we will be able to recover the metals profitably.

Weather Interruptions in the Province of British Columbia May Affect and Delay Our Proposed Exploration Operations.

While we plan to conduct our exploration year round, it is possible that snow or rain could cause roads leading to our claims to be impassible. When roads are impassible, we will be unable continue exploration work.

We Are Small and Do Not Have Much Capital and Therefore We Must Limit Our Exploration and As A Result We May Not Find Mineralized Material.

We are a small operation and do not have much capital. Therefore, we must limit our exploration. Because we may have to limit our exploration, we may not find mineralized material even though our property may contain mineralized material.

If we do not find mineralized material or we cannot remove the mineralized material, because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

We May Not Have Access to All of the Supplies and Materials We Need to Begin Exploration Which Could Cause Us to Delay or Suspend Operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products, equipment and materials we need, we will have to suspend our exploration plans until we do find the products, equipment and materials we need.

Michael Hopley’s Control May Prevent You from Causing a Change in the Course of Our Operations and May Affect the Market Price of Our Common Stock.

Michael Hopley beneficially owns approximately 76.68% of our common stock and will control us after the offering. Accordingly, for as long as Mr. Hopley continues to own more than 50% of our common stock, he will be able to elect our entire board of directors, control all matters that require a stockholder vote (such as mergers, acquisitions and other business combinations) and exercise a significant amount of influence over our management and operations. Therefore, regardless of the number of our common shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is limited. This concentration of ownership could result in a reduction in value to the common shares you own because of the ineffective voting power, and could have the effect of preventing us from undergoing a change of control in the future.

There Is No Public Trading Market for Our Common Stock and There Is No Assurance That the Common Stock Will Ever Trade on a Recognized Exchange.

There is no established public trading market for our securities. Therefore, there is no central place, such as a stock exchange or electronic trading system, to resell your common shares. If you do want to resell your common shares, you will have to locate a buyer and negotiate your own sale. We currently intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate his investment.

Loss of Our Key Management Staff, Michael Hopley. Hugh Willson, Chris Skerik andKey
Consultants Such as Laurence Stephenson, Will Be Detrimental to OurBusiness.

We are presently dependent to a great extent upon the experience, abilities and continued services of Michael Hopley, Hugh Willson, Chris Skerik and Laurence Stephenson, our independent geologist. The loss of services of Michael, Hugh, Chris or Laurence could have a material adverse effect on our business, financial condition or results of operation.

Our Sole Officer Has a Conflict of Interest in That He Is an Officer and Director of Other Companies Which Will Prevent Him from Devoting Full-time to Our Operations Which May Affect Our Operations.

Our sole officer, Michael Hopley has a conflict of interest in that he is an officer and director of other companies. Michael’s other activities will prevent him from devoting full-time to our operations. This may slow our operations and may reduce our financial results because of the slow down in operations.

Certain States May Not Allow Sales of Our Common Shares and Investors May Be Required to Hold Their Common Shares Indefinitely.

The common shares offered are intended to be qualified or exempt for sale only in a limited number of states. Purchasers of the common shares may move to jurisdictions in which the common shares are not qualified or exempt. No assurances can be given that we will be able to effect any required qualification or that any exemption will be available permitting a purchaser to sell his common shares, and, as a result, such common shares may be required to be held indefinitely.

A Business Combination with a Third Party Will Probably Result in a Change in Control and of Management.

A business combination with a third party involving the issuance of our common stock will, in all likelihood, result in shareholders of another company obtaining a controlling interest in us. The resulting change in control will likely result in removal of our present officer and director and a corresponding reduction in or elimination of his/her participation in our future affairs.

"Penny Stock" Rules May Make Buying or Selling Our Common Stock Difficult.

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker- dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

-	Make a suitability determination prior to selling a penny stock to the purchaser;
-	Receive the purchaser’s written consent to the transaction; and
-	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

We Will Require Additional Management Personnel with Expertise in Mining and Exploration in Order to Achieve Our Business Objectives.

We will require additional management, middle management and technical personnel who have previous expertise in mineral exploration in order to achieve our business objectives. We may be unable to attract, assimilate or retain other highly qualified employees. There is significant competition for qualified employees in the exploration industry. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

We Do Not Expect to Pay Dividends and Investors Should Not Buy Our Common Stock Expecting to Receive Dividends.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus under “Risk Factors,” Plan of Operation,” “Business,” and elsewhere are forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.”

In some cases, you can identify forward-looking statements by the words “believe,” “expect,” “anticipate,” “intend” and “plan” and similar expressions or the negative of these terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We caution you not to place undue reliance on these forward- looking statements.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price is not an indication of and is not based upon the actual value of Harrison. The offering price bears no relationship to the book value, assets or earnings of Harrison or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Overview

Since our inception, our operations have been devoted primarily to identifying, purchasing and completing the initial exploration work on a mineral property. We intend to grow through exploration and of the Harrison Lake property and the identification and acquisition of other properties with mineral exploration. Because of uncertainties surrounding our exploration, we anticipate incurring exploration stage losses in the foreseeable future. Our ability to achieve our business objectives is contingent upon our success in raising additional capital until adequate revenues are realized from operations.

Exploration stage expenses during from inception through July 31, 2002 were $641,423. The expenses incurred were primarily due to various consulting, managerial and professional services in connection with our development of a business plan and the corporate formation as well as sale of shares of our common stock. Specifically, $621,500 of the exploration stage was the value of the issuance of a total of 23,500,000 shares to our officer and directors from November 2001 to May 2002. $2,500 was spent on the initial payment for the property and an additional $805 was spent on the evaluation of the property. These fees were in furtherance of Phase I of our to purchase and evaluate a property. The additional expenses were $6,000 for legal fees, $2,500 for accounting fees, $7,000 in officer and director compensation fees and $1,118 in general administration costs. These fees were incurred in the start costs of our company as well as the fees to prepare our audited financial statements and this registration statement.

Plan of Operation

We have completed phase one of a four step plan to evaluate our initial minerals prospect for exploration. Phase one consisted of identifying an area with promising geological properties, purchasing the initial 30 units of the Harrison Lake property, securing a geological report on the property and completing the initial rock and silt samples on the prospect. We plan to complete phase two and three during the next 12 months. If we get positive results in phase two and three we will be required to seek additional capital to complete phase four. We will attempt to raise capital from sale of our common stock, loans from investors, shareholders or management, and/or joint venture partners. However, there are currently no negotiations or arrangements for future financing at this point in time. Management will use its best efforts to raise the additional funds to carry out the planned exploration program but there is significant risk that we may not secure the necessary funding. The following table details the remaining 3 steps to our initial exploration of the Harrison Lake property:

Phase II: Geological Traverses

Senior Geologist 1 day @ $325 per day	$325.00
Geologist 2days @ $260 per day	$520.00
2 Geotechnicians 2days at $162.50	$325.00
Equipment Rental 4 wheel drive @ $48.75 per day	$ 97.50
Assays 50 @ $13.00 each	$650.00
Food, Fuel etc	$130.00
Report	$162.50
TOTAL	$2,210.00

Phase III

Follow-up Geochemical sampling and detailed geological mapping	$1,950.00
TOTAL	$1,950.00

Phase IV Airborne EM Survey

Airborne EM Survey 100 line kilometers @ $65 per km	$6,500.00
Follow-up geological surveys	$6,500.00
TOTAL	$13,000.00

If we are successful in completing the 3 additional steps of exploration, management will access the results to determine the advisability of exploration of the property. If management determines the results merit further exploration the plan is to raise additional capital, and/or seek an industry partner to pay the further costs of operations. There is no assurance we will be successful in raising the funds or finding a joint venture partner in order to complete further exploration. We could be forced to abandon the property of sell it for a significant loss if we are unable to secure the necessary capital.

Capital Resources and Liquidity.

As of July 31, 2002, we had approximately $25,145 in cash. The planned exploration expenditures of phase two and three are estimated to cost $4160, an additional $2,500 payment is due on the Harrison Property pursuant to the Mineral Claims Agreement during the next 12 months, and our general and administrative is expected to average $1200 per month for the next 12 months. We have no plans to pay salaries to our officers or employees during the next 12 months and we are not paying rent for our offices. We believe we have sufficient cash to meet our minimum exploration and operating costs for the next 12 months. We will need to raise additional capital to continue or operations past 12 months, and there is no assurance we will be successful in raising the needed capital.

BUSINESS -  OUR COMPANY

Organization

We were organized as a Delaware corporation in November 2001 for the purpose of acquiring, exploring and developing mineral properties.

Our Business

We are engaged in the acquisition, exploration and exploration of mineral properties. Our first acquisition was mineral claims described below, which are known as the “HC1 and HC2 Claims”. We intend to conduct exploration work on this property in order to ascertain whether it possesses commercially developable quantities of platinum and/or palladium, referred to as platinum group metals or “PGM”. There can be no assurance that a commercially viable mineral deposit, or reserve, exists on the HC1 or HC2 claims until appropriate exploratory work is completed and a comprehensive evaluation based on such work concludes economic feasibility.

Mineral Property Agreement

We purchased the property containing mineral claims from Nicholson and Associates in December, 2001. The property consists of 2 unpatented contiguous mineral claims named HC-1 and HC-2 representing 30 units that have been staked and recorded by four post claims. These claims are located east of Harrison Lake and northwest of the town of Hope in south-western British Columbia, Canada.

Michael Hopley acquired these claims outright for a total cost of $25,000, subject to a 2.5% Net Smelter Royalty and a 7.5% Gross Rock Royalty. Nicholson & Associates is the beneficiary of such royalties. Mr. Hopley then assigned his rights and obligations with respect to these claims to us in consideration for $1.00. Additional payments and obligations to Nicholson and Associates are as follows:

o	Payment of $2,500 on transfer of property title (paid).
o	Payment of $2,500 12 months from transfer of property title (December 2002).
o	Provide funds to complete assessment work in order to maintain the property in good standing. Assessment work has been completed for the first year and the cost in future years will be a minimum of $3,900 per year. The two $2,500 payments referred to above are credited towards assessment work obligations.
o	$25,000 at 36 months from transfer of property title (December 2004) less all of the above payments.

In order to maintain the property in good standing all claims staked in British Columbia require $65 worth of assessment work to be undertaken in Year 1, followed by $130 per claim per year thereafter.

To date we have incurred expenditures of approximately $3,300 on the property for the preliminary exploration work on the claims in April 2002. This work included the collection and analysis of 13 silt samples and 6 rock samples.

Our expected source of funds to meet upcoming obligations are private placement of debt or equity and/or loans from management or shareholders. There is no guarantee that we will be able to secure such funds.

Definitions

Gross Rock Revenue means, for any period, the gross proceeds received by Nicholson & Associates in that period from the sale of unrefined rock or gravel removed from the leased property less any treatment, beneficiation or other changes or penalties deducted by the purchase to whom such Rock is shipped, less:

(a)	all costs of Nicholson & Associates associated with such sales involving handling, weighing, sampling, determination of water content, insuring, packaging and transporting Rock;
(b)	the costs of marketing, including rebates or allowances made or given; and
(c)	any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income). Minerals means the ores or concentrates of minerals, as that term is defined in the Mineral Tenure Act (British Columbia), and the rock that is part of such ores and concentrates sold by Nicholson & Associates.

Net Smelter Return means, for any period the difference between:

(a)	the sum of:

	(i)	the gross proceeds received by Nicholson & Associates in that period from the sale of refined minerals such as platinum, palladium, gold, and silver produced from the property to a party that is arm’s length to Nicholson & Associates, or that would have been received by Nicholson & Associates if the purchase of the Minerals were at arm's length to Nicholson & Associates ; and

	(ii)	in the case of the sale of Minerals that are ores that have not been processed in a Mill, the estimated cost that would have been incurred in crushing and beneficiating such Minerals in a Mill as agreed by the parties or otherwise determined by a competent mining or metallurgical engineer; and
(b)	the sum of:

	(i)	all amounts paid on account of Advance Royalty Payments;

	(ii)	any insurance costs in connection with shipping such Minerals;

	(iii)	any costs of transport;

	(iv)	all costs of Nicholson & Associates associated with such sales involving handling, weighing, sampling, determination of water content, insuring and packaging;

	(v)	the costs of marketing, adjusted for rebates or allowance made or given;

	(vi)	any sales, severance, gross production, privilege or similar taxes (other than income taxes or mining taxes based on income) assessed on or in connection with the Minerals or the value thereof; and

	(vii)	any treatment, beneficiation or other charges or penalties deducted by any smelter or refinery to which such Minerals are shipped that have not been previously deducted in the computation of gross proceeds.

Location and Land Status

The property is located about 2 hours drive from Vancouver, British Columbia, Canada on the east side of Harrison Lake and northwest of the town of Hope. Access from the town of Agassiz, British Columbia is on well maintained logging roads on the west side of the property. The area has been permitted for mining in the past and a major power line exists in the region.

The property consists of 2 unpatented contiguous mineral claims named HC-1 and HC-2 representing 30 units that have been staked and recorded by four post claims.

History

The first indications of nickel and copper mineralization was discovered in 1923 along the Stulkawhits Creek, and by 1926 the BC Nickel Company had been formed to develop the prospect. Subsequent exploration through the 1920‘s and 1930‘s discovered the main open pit Pride of Emory zone and led to initial mine exploration and bulk testing for nickel and copper.

Further work was curtailed by the Second World War and it was not until the 1950‘s that additional exploration and exploration work was completed. Reserves from this work were reported by A. Aho in 1954 to be 1.8 million tons. Full scale production of the nickel and copper ore was achieved in 1958/59 by Pacific

Nickel Mines Ltd.

From 1959 to the curtailment of operations in 1974 a total of 4.2 million tonnes were mined and milled at the Pacific Nickel Mine with a mill grade of 0.77% nickel and 0.34% copper. The value of the nickel/copper ore recovered in today’s prices would be in excess of $455 million US.

The ore was contained in 26 pods of various sizes and was accessed by an adit along the 2600 level and from the surface glory hole on the Pride of Emory zone. Mining continued until 1974 when a variety of factors interceded to curtail operations - the mill burned down, a mine accident caused loss of life and most significantly the Japanese smelters that were processing the nickel-copper ore in “brist” form, curtailed their nickel smelting operations. Alternative smelting facilities were not economically available and the mining operations ceased. In the last year of operations the mine recorded almost $1 million in profit.

Recent Work

In 1972 the area was surveyed by a Geological Survey of Canada airborne magnetic survey which highlights the mine area as a distinct magnetic anomaly. Various magnetic high anomalies (see below Geophysics - Regional) were not investigated at that time and most have been covered by the recent staking. Despite this no regional government geological mapping has yet detailed the area.

The drainages covered by the HC1 and HC2 claims, the surrounding area including the Pacific Nickel Mine area report indicator minerals (Cu, Ni, Co, Cr, Mn) in the 50-90 percentile.

Since March 2000 with the available access greatly enhanced by the current logging operations it has been possible by numerous prospecting traverses to identify the ultramafic rocks that match the tenor and character of those within the Pacific Nickel Mine area.

Since the commencement of staking in the Harrison Lake area numerous companies have been engaged in prospecting and conducting preliminary geological inspection of the properties and the old mine area. Geological mapping has been undertaken, as well as soil and silt samples taken during the initial program on the adjacent properties.

Teuton Resources Corp. of Vancouver, British Columbia, in May 2001 announced a plan to carry out reconnaissance soil sampling on its Roman property also located on the Harrison Lake ultramafic belt. In September 2001 these claims were optioned to Leader Mining.

In September 2001 International Millenium Mining Corp. (IMMC) of Vancouver announced the acquisition of claims in the Harrison Lake ultramafic intrusive belt which are prospective for nickel, copper and platinum group metals. In October 2001 these claims were optioned to Leader Mining. In February 2002, IMMC announced the acquisition of additional claims in the Harrison Lake ultramafic belt close to the location of elevated platinum values obtained in stream sediment samples.

Geology of the HC1 and HC2 Claims

The regional and property geology of the HC1 and HC2 is summarized in the Geology Report which was authored by a geologist who was independent from us. This shows that the claims cover a portion of a five kilometer wide belt of ultramafic rocks. The report indicates that prospectively there may be a discovery of platinum group metals on the HC1 and HC2 claims. However, there is no assurance that there will be sufficient quantities of these or other minerals on the property to justify commercial mining.

Conclusions and Recommendations of the Geology Report

The Geology Report concludes that the Harrison Lake ultramafic belt provides an attractive exploration prospect for platinum group and nickel/copper mineralization. The Phase I work conducted on the HC1 and HC2 claims and reported in the Update Report show that similar rock types are present. In addition, the recently taken 13 geochemical samples revealed elevated anomalous values for copper, nickel and chromium.

The Geology Report recommended a three phase program of work. However, the Update Report has modified the original Phase II program to now consist of completing ridgeline traverses along the eastern border of the property as well as two to four contour traverses spaced at approximately 500 meters. The Phase III work as per the Geology Report consists of follow-up geochemical sampling and detailed geological mapping. The Geology Report Phase IV work consists of helicopter borne electro-magnetic survey to further refine drill targets.

Proposed Budget

Approximate costs for the recommended three-phase program are as follows:

Phase II: Geological Traverses

Senior Geologist 1 day @ $325 per day	$325.00
Geologist 2days @ $260 per day	$520.00
2 Geotechnicians 2days at $162.50	$325.00
Equipment Rental 4 wheel drive @ $48.75 per day	$ 97.50
Assays 50 @ $13.00 each	$650.00
Food, Fuel etc	$130.00
Report	$162.50
TOTAL	$2,210.00

Phase III

Follow-up Geochemical sampling and detailed geological mapping	$1,950.00
TOTAL	$1,950.00

Phase IV Airborne EM Survey

Airborne EM Survey 100 line kilometers @ $65 per km	$6,500.00
Follow-up geological surveys	$6,500.00
TOTAL	$13,000.00

OFFICES

Our corporate offices are located at 103 East Holly Street, Suite 406, Bellingham, Washington 98225. Our telephone number is (360) 733-3854.

EMPLOYEES

We currently have no employees. We have one person in management and two part-time directors. We plan to employ people as we continue to implement our plan of operation and exploration of the Harrison Lake property.

DESCRIPTION OF PROPERTY

We currently use approximately 200 square feet of leased office space in the historic Bellingham National Bank building at 103 East Holly Street, Suite 406, Bellingham, Washington. Michael Hopley, our President is contributing office space at no charge to the Company.

The mineral property that we own consists of 2 contiguous un-patented mineral claims representing 30 units located east of Harrison Lake and northwest of the town of Hope in south-western British Columbia, Canada. The complete list of claims held by us is as follows:

Harrison Holdings Inc. Claims

Claim Name	Units	Record #	Expiry Date	Map Sheet	Locator	Agent for: *

H 1	20	391432	28-Dec-02	M092H061 & 62	G. Barton	Self

HC 2	10	391433	28-Dec-02	M092H061 & 62	G. Barton	Self

TOTAL	30	UNITS

LEGAL PROCEEDINGS

To the best of our knowledge, there are no known or pending litigation proceedings against us.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

NAME	AGE	POSITION

Michael Hopley	55	CEO/President Secretary/Treasurer/ Director

Hugh Willson	52	Director

Chris Skerik	30	Director

Michael Hopley is our founder, Chief Executive Officer, President, Secretary, Treasurer and Director. Since February 2000, Mr. Hopley has been the President & Director of Epic Oil & Gas Ltd. and Rival Resources, Inc. In such capacity, he has managed all aspects of a publicly traded oil production and oil and gas exploration company, which is traded on the Canadian Venture Exchange. He has also been responsible for the financial management, supervision of technical consultants and public relations. From July 1996 to present, he has also been President & Chief Executive Officer of Fremont Gold Corp. where he has managed a fully operational public company, also traded on the Canadian Venture Exchange, with up to six active mineral exploration projects world-wide; staff management, property assessment, contract negotiations, data presentation, fund raising and promotion. From January 1995 to July 1996, he was Vice President of Corporate development of Bema Gold Corporation where he identified and acquired new opportunities for Bema and its subsidiary companies worldwide. He was also a liaison with mining analysts, fund managers, shareholders & media. From March 1990 through January 1995, he was Vice President of Exploration of Bema Gold Corporation. In such capacity, he directed all exploration efforts worldwide, for Bema and three of its active subsidiary companies.

In his capacity as founder and President, Mr. Hopley oversees our day-to-day operations, and manages our long-term strategic exploration. Oversight of our operations involves financial and information systems management and exploration.

Hugh Willson has been on our Board of Directors since May 2002. He is a consulting geologist with over 25 years of experience in mineral exploration in the United States, Canada, Chile, Venezuela, Argentina, and Peru. He has a Bachelor’s degree and a Master’s degree from the University of Toronto. Mr. Willson has worked for some of the world’s major mining companies. His work has included reconnaissance exploration, property exploration, geological mapping, use of remote sensing techniques, supervision of core and reverse-circulation drilling programs for base metal, precious metal, and uranium deposits. He has also written commodity research reports for several industrial minerals, investigated heavy oil deposits, and made detailed economic analyses.

Mr. Willson began his prestigious career in 1976 as an exploration geologist for Hanna Mining Company. In 1981, he continued his work in reconnaissance exploration as a geologist for Getty Mining Company. From 1985 until 1990, he served as Senior Geologist and General Manager for Newmont Exploration and Newmont Overseas. In 1991, he expanded his experience further as a Project Geologist for Hecla Mining Company, specializing in geological mapping and compilation. From 1991 until 2000, Mr. Willson served as a Consulting Geologist for some of the most prestigious mining companies in the world, including FMC Gold Company, Bema Gold, Magma Copper, Fremont Gold, Cyprus Amax, and Cerro Dorado. As a Consulting Geologist, he served as project manager working in reconnaissance exploration, mine and exploration geology, and reconnaissance mapping.

Chris Skerik has been on our Board of Director since May 2002. Mr. Skerik has served as sales manager for University Sprinklers for the past ten years. In such capacity his duties included sales and lead generation and marketing strategy and exploration. He also was responsible for maintaining, developing and managing a client base of several hundred individuals and companies in both retail and commercial markets. Since June, 2001 to the present, Mr. Skerik has worked as an Associate at Syndicated Capital Corp. which is a venture capital company which represents both public and private company. Some of Mr. Skerik's duties at Syndicated Capital Corp. include financing, lead generation and communications. Mr. Skerik obtained a Bachelor of Arts degree from the Simon Fraser University and has successfully completed the Canadian Securities Course.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors.

Mr. Hopley serves as our sole officer and is expected to spend approximately twenty (20) hours per month on our business. However, Mr. Hopley may spend additional time as needed if we are successful in obtaining additional funding. All remaining directors will spend no more than five (5) hours per month on our business. None of our officers or directors have had any prior blank check company involvement.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

BOARD OF DIRECTORS

The board of directors consists of three directors.

BOARD COMMITTEES

In May 2002, our Board of Directors created the Compensation Committee, which is comprised of Michael Hopley, Hugh Willson and Chris Skerik. The Compensation Committee has the authority to review all compensation matters relating to us. The Compensation Committee has not yet formulated compensation policies for senior management and executive officers. However, it is anticipated that the Compensation Committee will develop a company-wide program covering all employees and that the goals of such program will be to attract, maintain, and motivate our employees. It is further anticipated that one of the aspects of the program will be to link an employee’s compensation to his or her performance, and that the grant of stock options or other awards related to the price of the Common Shares will be used in order to make an employee’s compensation consistent with shareholders’ gains.

It is expected that salaries will be set competitively relative to the mineral exploration industry and that individual experience and performance will be considered in setting salaries.

In May 2002, our Board of Directors created an Audit Committee, which is comprised of Michael Hopley, Hugh Willson and Chris Skerik. The Audit Committee is charged with reviewing the following matters and advising and consulting with the entire Board of Directors with respect thereto: (i) the preparation of our annual financial statements in collaboration with our independent accountants; (ii) annual review of our financial statements and annual report; and (iii) all contracts between us and our officers, directors and other affiliates. The Audit Committee, like most independent committees of public companies, does not have explicit authority to veto any actions of the entire Board of Directors relating to the foregoing or other matters; however, our senior management, recognizing their own fiduciary duty to us and our stockholders, is committed not to take any action contrary to the recommendation of the Audit Committee in any matter within the scope of its review.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Lack of Market for Our Common Stock

There is no established public trading market for our securities. We intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system.

Holders of Our Common Stock

As of the date of this registration statement, we had 50 registered shareholders.

Rule 144 Shares

As of the date of this registration statement, a total of 28,038,000 shares of our common stock are outstanding. Our common stock will be available for resale to the public after November 2002 with respect to 21,500,000 of these shares owned by Michael Hopley, after January 2003 with respect to 4,500,000 of these shares, after March 2003 with respect to 38,000 of these shares, and after May 2003 with respect to 2,000,000 of these shares, in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company's common stock then outstanding which, in our case, would equal approximately 280,380 shares as of the date of this prospectus; or
2.	The average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

We did not grant stock options in 2001.

The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 2001:

OPTION GRANTS IN FISCAL 2000
(INDIVIDUAL GRANTS)(1)

NAME	NUMBER OF SECURITIES UNDERLYING OPTIONS GRANTED	% OF TOTAL OPTIONS GRANTED TO EMPLOYEES IN FISCAL 2001	EXERCISE PRICE	EXPIRATION DATE

None

No Executive Officer held options during the 2001 fiscal year. The following table sets forth information as to the number of shares of common stock underlying unexercised stock options and the value of unexercised in-the-money stock options projected at the 2001 fiscal year end:

None

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

EXECUTIVE COMPENSATION

Michael Hopley has been our President and Secretary since inception and received no compensation for services performed during the 2001 and 2002 fiscal year, other than the 21,500,00 restricted shares issued to him for services in 2001. The following table sets forth information concerning annual and long-term compensation, on an annualized basis for the 2002 fiscal year, for our Chief Executive Officer and for each of our other directors whose compensation on an annualized basis exceeded $100,000 during fiscal 2002.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION				LONG TERM COMPENSATION
NAME AND PRINCIPAL POSITION	FISCAL YEAR	OTHER SALARY	ANNUAL BONUS	RESTRICTED STOCK COMPENSATION	SECURITIES UNDERLYING AWARDS	OPTIONS (NO. OF SHARES)	ALL OTHER COMPENSATION

Michael Hopley President and Secretary	2002	$5,000	0	0	21,500,000	0	0

Hugh Wilson Director	2002	$1,000	0	0	1,000,000	0	0

Chris Skerik Director	2002	$1,000	0	0	1,000,000	0	0

We do not have written employment agreements with Mike Hopley, our sole officer or Hugh Wilson and Chris Skerik, the other members of our Board of Directors. We have agreed to pay an annual salary of $5,000 per year to our Mr. Hopley for his first year as our officer. In addition, we have agreed to pay each of Mr. Wilsona nd Mr. Skerik, our directors, an annual fee of $1,000 for serving on our Board of Directors. In the future, we will determine on an annual basis how much compensation our officers and director will receive.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of October 14, 2002, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each Named Executive Officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF OUTSTANDING SHARES

5% STOCKHOLDERS

Michael Hopley 103 East Holly Street Suite 406 Bellingham, Washington 98225	21,500,000	76.68%

DIRECTORS AND NAMED EXECUTIVE OFFICERS

Michael Hopley 103 East Holly Street Suite 406 Bellingham, Washington 98225	21,500,000	76.68%

Hugh Willson 515 Eleventh Ave Salt Lake City, Utah. 84103	1,000,000	3.56%

Chris Skerik 504-7351 Halifax Street Burnaby, BC V5A 4N2	1,001,000	3.57%

Officers and Directors as a Group	23,500,000	83.81%

(1) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(2) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the shares of common stock sold to a total of ten seed investors in two separate offerings in November 2001 and January 2002 pursuant to an exemption from registration at Section 4(2) of the Securities Act of 1933. In addition the selling stockholders consist of shares of common stock sold to a total of thirty-seven investors in a Regulation D Rule 506 private placement undertaken by Harrison in February, 2002. Except for Chris Skerik, none of the selling stockholders have had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 22, 2002 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common Stock owned prior to offering(1)	Percent of Common Stock owned prior to offering	Shares of common stock to be sold	Shares of common Stock owned After offering	Percent(1)

Tom Brady	375,000	1.33%	375,000	0	0
Jason J. Cook	500,000	1.78%	500,000	0	0
Alan Filson	500,000	1.78%	500,000	0	0
Ivette G. Hunsinger	500,000	1.78%	500,000	0	0
Andrew Hunter	375,000	1.33%	375,000	0	0
Richard Hunter	225,000	*	225,000	0	0
Sheila Hunter	375,000	1.33%	375,000	0	0
Kent MacKay	150,000	*	150,000	0	0
Troy Pope	750,000	2.67%	750,000	0	0
Ruth Shepley	750,000	2.67%	750,000	0	0
Madison Capital Partners Inc.	1,000	*	1,000	0	0
455501 B.C. LTD	1,000	*	1,000	0	0
Brian Bisset	1,000	*	1,000	0	0
Calynn Brigance	1,000	*	1,000	0	0
Alison Broadus	1,000	*	1,000	0	0
Art Brown	1,000	*	1,000	0	0
Eileen Cook	1,000	*	1,000	0	0
Michele A Cook-Molloy	1,000	*	1,000	0	0
Brian Currie	1,000	*	1,000	0	0
Bobby Eckhart	1,000	*	1,000	0	0
Carrie Harrison	1,000	*	1,000	0	0
Jeff Hodgson	1,000	*	1,000	0	0
Charles C Hunsinger	1,000	*	1,000	0	0
Sandra L. James	1,000	*	1,000	0	0
Clayton Jones	1,000	*	1,000	0	0
Shannon Knutson	1,000	*	1,000	0	0
Robert Krause	1,000	*	1,000	0	0
Jan Lambeck	1,000	*	1,000	0	0
Kay MacIntosh	1,000	*	1,000	0	0
Donald C. May	1,000	*	1,000	0	0
Arleen J. Moore-Bunney	1,000	*	1,000	0	0
William M. Peters	1,000	*	1,000	0	0
David Pfortmueller	1,000	*	1,000	0	0
Maria Raggio	1,000	*	1,000	0	0
Frederick A. Riermann Jr.	1,000	*	1,000	0	0
Doug Schacter	1,000	*	1,000	0	0
Lori Shulz	1,000	*	1,000	0	0
Kathy Seago	1,000	*	1,000	0	0
Chris Skerik	1,001,000	3.57%	1,000	1,000,000	3.56%
David Skerik	1,000	*	1,000	0	0
Anabella C. Smith	1,000	*	1,000	0	0
Paulette Smithers	1,000	*	1,000	0	0
Melissa Spence	1,000	*	1,000	0	0
Peter Streukens	1,000	*	1,000	0	0
Reginald C. Whitfield	1,000	*	1,000	0	0
Alan Filson	2,000	*	2,000	0	0
Erin Cates	1,000	*	1,000	0	0

(1) Assumes that all of the shares of common stock offered in this prospectus are sold and no other shares of common stock are sold or issued during the offering period.

(2)Brian Bissett is a representative of Madison Capital Partners Inc. and has investment control of the shares of Harrison owned by Madison Capital Partners Inc.

(3)Robert Hunter is a representative of 455501 BC Ltd. and has investment control of the shares of Harrison owned by 455501 BC Ltd.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $.30 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Sales by selling security holder must be made at the fixed price of $.30 until a market develops for the stock.

The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our common stock is trading,
o	purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
o	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our shareholders or we will engage an underwriter in the selling or distribution of our shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $20,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Hopley, our sole officer and director assigned us the Harrison Lake property in which the exploring will take place in British Columbia for $1.00.

Such related party transactions was on terms that were not more favorable than if agreed upon by a third party in an arms length transaction.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by- laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

GENERAL

Our Articles of Incorporation authorize us to issue up to 100,000,000 Common Shares, $0.001 par value per common share. As of September 24, 2002, there were 28,038,000 shares of our common stock outstanding.

COMMON STOCK

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by- laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully- paid and non-assessable.

Liquidation Rights.

Upon our liquidation or dissolution, each outstanding Common Share will be entitled to share equally in our assets legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.

We do not have limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares of stock in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Delaware Statutes. We have not paid dividends to date, and we do not anticipate that we will pay any dividends in the foreseeable future.

Voting Rights.

Holders of our Common Shares are entitled to cast one vote for each share held of record at all shareholders meetings for all purposes.

Other Rights.

Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

There are no other material rights of the common shareholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of us. We have not issued debt securities.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the DGCL enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to a corporation or its stockholders for violations of the director’s fiduciary duty, except:

o	for any breach of a director's duty of loyalty to the corporation or its stockholders,

o	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

o	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

o	for any transaction from which a director derived an improper personal benefit.

Our certificate of incorporation provides in effect for the elimination of the liability of directors to the extent permitted by the DGCL.

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney’s fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Our bylaws entitle our officers and directors to indemnification to the fullest extent permitted by the DGCL.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any report, proxy statement or other information we file with the Commission at 450 Fifth Street, N.W.,Washington, D.C. 20549 and at the Commission’s Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain further information by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the selling stockholders and to register additional shares to be sold. This prospectus is part of that registration statement and, as permitted by the Commission’s rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the Commission, and on the Commission’s web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

TRANSFER AGENT

The Transfer Agent and Registrar for our common stock is American Registrar and Transfer Company, 342 East 900 South, Salt Lake City, Utah 84111. Its telephone number is (801) 363-9065.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus has been passed upon for us by Anslow & Jaclin, LLP, 4400 Route 9, 2nd Floor, Freehold, New Jersey 07728. Its telephone number is (732) 409-1212.

EXPERTS

The financial statements included in this prospectus included elsewhere in the registration statement have been audited by Malone & Bailey, PLLC independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

HARRISON HOLDING'S, INC.
(An Development Stage Company)

FINANCIAL STATEMENTS

TABLE OF CONTENTS

i

                            HARRISON HOLDING'S, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                               As of July 31, 2002
                                   (Unaudited)

ASSETS

    Cash                                                           $  25,145
                                                                   =========

LIABILITIES

    Note payable to seller of mineral claims                       $  17,365

STOCKHOLDERS' EQUITY

    Common stock, $.001 par, 100,000,000 shares
       authorized, 28,038,000 shares issued
       and outstanding                                                28,038
    Additional paid in capital                                       639,862
    Deficit accumulated during the development stage                (660,120)
                                                                   ---------
       Total Stockholders' Equity                                      7,780
                                                                   ---------
          Total Liabilities & Stockholders' Equity                 $  25,145
                                                                   =========

                                                     HARRISON HOLDING'S, INC.
                                                   (A Development Stage Company)
                                                     STATEMENTS OF EXPENSES
                                    For the Three Months and Six Months Ended July 31, 2002 and the
                                    Period from November 19, 2001 (Inception) Through July 31, 2002
                                                              (Unaudited)

                                                         3 Months        6 Months          Inception
                                                           Ended           Ended            Through
                                                         July 31,        July 31,          July 31,
                                                            2001            2002               2002
                                                          ----------        ---------        ---------
Administrative expenses

    - paid in cash                                         $   8,654        $  10,144        $  18,755
    - paid in stock                                          600,000          600,000          621,500
    - imputed interest                                           510            1,006            1,168
Impairment loss                                                                                 18,697
                                                           ---------        ---------        ---------
Net loss                                                  $(609,164)        $(611,150)       $(660,120)
                                                           =========        =========        =========

Basic and diluted loss per common share                        $(.02)           $(.02)
Weighted average common shares outstanding                28,038,000       27,032,250

                                                       HARRISON HOLDING'S, INC.
                                                    (A Development Stage Company)
                                                     STATEMENTS OF CASH FLOWS
                                     For the Six Months ended July 31, 2002 and the Period
                                   from November 19, 2001 (Inception) Through July 31, 2002
                                                              (Unaudited)

                                                       6 Months          Inception
                                                        Ended             Through
                                                       July 31,           July 31,
                                                         2002               2002
                                                       ---------         ---------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net deficit accumulated during the
       development stage                                 $(611,150)        $(660,120)
    Adjustments to reconcile net loss
       to cash used by operating activities:
    Stock issued for services                              600,000           621,500
    Impairment loss                                                           18,697
    Interest on discounted note payable                      1,006             1,168
                                                         ---------         ---------
NET CASH USED BY OPERATING ACTIVITIES                     (10,144)         (18,755)
                                                         ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of mineral claim                                               (2,500)

CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of stock                                           11,400            46,400
                                                         ---------         ---------
NET CHANGE IN CASH                                           1,256            25,145
    Cash balance, beginning                                 23,889
                                                         ---------         ---------
    Cash balance, ending                                 $  25,145         $  25,145
                                                         =========         =========

HARRISON HOLDING'S, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(Unaudited)

NOTE 1  -  BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Harrison Holding's, Inc. ("Harrison") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in Harrison's Registration Statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for fiscal year 2002 as reported in the SB-2 have been omitted.

NOTE 2  -  COMMON STOCK ISSUED FOR CASH

In February and March of 2002, Harrison sold 38,000 shares of common stock for $.30 per share for total proceeds of $11,400.

In May 2002, Harrison appointed two new board members. For consideration of their appointment, the two new directors are to each receive 1,000,000 shares of Harrison restricted common stock valued at $.30 per share for a total value of $600,000.

INDEPENDENT AUDITORS REPORT

To the Board of Directors
    Harrison Holding's, Inc.
    (A Development Stage Company)
    Bellingham, Washington

We have audited the accompanying balance sheet of Harrison Holding's, Inc. as of January 31, 2002, and the related statements of expenses, stockholders' equity, and cash flows for the period from November 19, 2001 (Inception) through January 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harrison Holding's, Inc., as of January 31, 2002, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States.

MALONE & BAILEY, PLLC
www.malone-bailey.com
Houston, Texas

February 4, 2002

                                              HARRISON HOLDING'S, INC.
                                            (A Development Stage Company)
                                                    BALANCE SHEET
                                               As of January 31, 2002

ASSETS

    Cash                                                                $ 23,889
                                                                        ========

LIABILITIES

    Note payable to seller of mineral claims                            $ 16,359
                                                                        --------

STOCKHOLDERS' EQUITY

    Common stock, $.001 par, 100,000,000 shares
       authorized, 26,000,000 shares issued
       and outstanding                                                    26,000
    Additional paid in capital                                            30,500
    Deficit accumulated during the development stage                     (48,970)
                                                                        --------
       Total Stockholders' Equity                                          7,530
                                                                        --------
          Total Liabilities & Stockholders' Equity                      $ 23,889
                                                                        ========

                                  See accompanying summary of accounting policies
                                        and notes to financial statements.

                                              HARRISON HOLDING'S, INC.
                                            (A Development Stage Company)
                                                STATEMENT OF EXPENSES
                                  For the Period from November 19, 2001 (Inception)
                                             Through January 31, 2002

Administrative expenses
    - paid in cash                                                                                        $  8,611
    - paid in stock                                                                                         21,500
    - imputed interest                                                                                         162
Impairment loss                                                                                             18,697
                                                                                                          --------

Net loss                                                                                                  $(48,970)
                                                                                                          ========

Basic and diluted loss per common share                                                                      $(.00)
Weighted average common shares outstanding                                                              24,125,000

                                  See accompanying summary of accounting policies
                                        and notes to financial statements.

                                             HARRISION HOLDING'S, INC.
                                            (A Development Stage Company)
                                    STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  For the Period from November 19, 2001 (Inception)
                                             Through January 31, 2002

                                                                                          Deficit
                                                                                        Accumulated
                                                                                          During
                                                               Common Stock             Development
                                                         Shares           Amount           Stage         Totals
                                                        ----------         -------        --------        --------
Shares issued
- to the founder at inception
  in November 2001 for services
  at $.001 per share                                    21,500,000         $21,500                        $ 21,500
- for cash in November and
  December 2001 at $.006 per
  share                                                  3,000,000         $20,000                          20,000

- for cash in January 2002
  at $.01 per share                                      1,500,000          15,000                          15,000

Net loss                                                                                  $(48,970)        (48,970)
                                                        ----------         -------        --------        --------

Balances, January 31, 2002                              26,000,000         $56,500        $(48,970)       $  7,530
                                                        ==========                        ========        ========
                                                  less:  par value         (26,000)
                                                                           -------
                                                   Paid in Capital         $30,000
                                                                           =======

                                  See accompanying summary of accounting policies
                                        and notes to financial statements.

                                             HARRISON HOLDING'S, INC.
                                            (A Development Stage Company)
                                               STATEMENT OF CASH FLOWS
                                  For the Period from November 19, 2001 (Inception)
                                             Through January 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
    Net deficit accumulated during the
       development stage                                                 $(48,970)
    Adjustments to reconcile net deficit
       to cash used by operating activities:
    Stock issued for services                                              21,500
    Impairment loss                                                        18,697
    Interest on discounted note payable                                       162
                                                                         --------
NET CASH USED BY OPERATING ACTIVITIES                                     (8,611)
                                                                         --------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of mineral claim                                             (2,500)

CASH FLOWS FROM FINANCING ACTIVITIES
    Sale of stock                                                          35,000
                                                                         --------
NET INCREASE IN CASH                                                       23,889
         Cash balance, beginning
                                                                         --------
         Cash balance, ending                                            $ 23,889
                                                                         ========

Supplemental Disclosures:
    Non-Cash Investing Activities:
       Purchase of mineral claims with seller-financed note              $ 16,197

                 See accompanying summary of accounting policies
                       and notes to financial statements.

HARRISON HOLDING'S, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE  1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business. Harrison Holding's, Inc., ("Harrison"), was incorporated in Delaware in November 2001 to explore and develop mineral prospects.

Fiscal Year End.    Harrison's fiscal year ends on January 31.

Cash and Cash Equivalents.     For purposes of the statements of cash flows, Harrison considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Capital Assets.    The Company expenses prospecting and exploration costs, but capitalizes costs directly attributable to the acquisition of mineral properties, pending determination as to their commercial feasibility. These claims have a perpetual life as long as at least $3,900 is spent per year on exploration and/or development ($130 per claim). Estimated useful life will be until the claims expire or reserves are depleted. Mineral property capitalized costs (including deferred development costs) will be amortized on the units-of-production basis using proven and probable reserves. There was no production during the current period.

Property Impairment Evaluation.    Recoverability of the investment in the Harrison Lake Region of Southwest British Columbia project will be assessed using estimates of proven and probable ore reserves, estimated future prices (considering historical and current prices, price trends, and related factors), operating capital, and reclamation costs on an undiscounted basis. Where capitalized costs are not recoverable, reductions in the carrying value will be recorded to the extent the remaining investment exceeds the estimate of fair value. Changes in the geological and engineering interpretations of ore bodies, product prices and operating costs may change Harrison's estimate of proven and probable reserves. It is reasonably possible that Harrison's estimate of proven and probable reserves may change in the future resulting in additional charges for amortization and reclamation in future reporting periods.

Use of Estimates.   In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Revenue recognition.   Harrison has no policy because it has no revenues.

Income taxes.    Harrison recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Harrison provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

NOTE 2 - MINING PROSPECT AND NOTE PAYABLE

In December 2001, Harrison purchased a 100% interest from an unrelated person, subject to a 2.5% Net Smelter Royalty and a 7.5% Gross Rock Royalty in 30 mineral claims in the Harrison Lake Region of Southwest British Columbia, Canada. "Net Smelter Royalty" means an overriding royalty on sales of below-the-surface ore and "Gross Rock Royalty" means an overriding royalty on sales of surface rock. The agreement required a payment of $2,500 up front, $2,500 due in December 2002, and the remainder of $20,000 due in December 2004. The balance owed on January 31, 2002 was $22,500. The face amount of the note was discounted at 12% to its net present value at inception. $162 of interest was expensed and added to the note balance for the period from November 19, 2001 (inception) through January 31, 2002.

The mineral claim was fully impaired as of January 31, 2002.

NOTE 3 - COMMON STOCK ISSUED FOR SERVICES

In November 2001, Michael J. Hopley was issued 21,500,000 shares for overseeing the day-to-day operations of Harrison as founder and president.

NOTE 4 - COMMON STOCK ISSUED FOR CASH

In November and December of 2001, Harrison sold 3,000,000 shares of common stock for approximately $.006 per share for a total value of $20,000. In January of 2002, Harrison sold 1,500,000 shares at $.01 per share for a total value of $15,000.

NOTE 5 - INCOME TAXES

Deferred tax assets	$2,983
Less: valuation allowance	(2,983)
Net deferred taxes	$0

Harrison has a net operating loss of $8,773 at January 31, 2002 which can be carried forward 20 years.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

There were no commitments or contingencies for the period from November 19, 2001 (inception) through January 31, 2002. Additionally, there was no rent expense for the periods presented.

HARRISON HOLDING'S INC.

4,538,000 Shares Common Stock

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

May 22, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 145 of the General Corporation Law of Delaware ("DGCL") provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Our Certificate of Incorporation provides that the we shall indemnify any and all persons whom we shall have power to indemnify to the fullest extent permitted by the DGCL. Article VII of our by-laws provides that we shall indemnify our authorized representatives to the fullest extent permitted by the DGCL. Our by-laws also permit us to purchase insurance on behalf of any such person against any liability asserted against such person and incurred by such person in any capacity, or out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the foregoing provision of the by-laws.

II-1

Item 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange Commission registration fee	$ 100
Legal fees and expenses (1)	$ 10,000
Accounting fees and expenses (1)	$ 5,000
Miscellaneous (1)	$ 0
Total (1)	$ 15,100

(1)   Estimated.

Item 26.   RECENT SALES OF UNREGISTERED SECURITIES.

Harrison Holding's Inc. was incorporated in the State of Delaware on November 29, 2001 and 21,500,000 shares were issued to Michael Hopley in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Such shares were issued to Michael Hopley as founders shares as compensation for services for an aggregate amount paid of $21,500.00 based on the par value of the stock.

In December 2001 and January 2002, we sold a total of 4,500,000 shares of our common stock to 10 shareholders for a total of $35,000.00 in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. The following sets forth the identity of the class of persons to whom Harrison sold these shares and the amount of shares for each shareholder:

Tom Brady	375,000
Jason J. Cook	500,000
Alan Filson	500,000
Ivette G. Hunsinger	500,000
Andrew Hunter	375,000
Richard Hunter	225,000
Sheila Hunter	375,000
Kent MacKay	150,000
Troy Pope	750,000
Ruth Shepley	750,000

In May 2002, we issued 1,000,000 shares to Hugh Willson and 1,000,000 shares to Chris Skerik in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Such shares were issued to these individuals as compensation for becoming our directors.

The shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us not involving a public offering. The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which it sold a high number of shares to a high number of investors. In addition, these shareholder had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In March, 2002, we completed a Regulation D, Rule 506 Offering in which we issued a total of 38,000 shares of our common stock to 37 shareholders for an aggregate offering price of $11,400. The following sets forth the identity of the class of persons to whom Harrison sold these shares and the amount of shares for each shareholder:

Madison Capital Partners Inc.	1,000
455501 B.C. LTD	1,000
Brian Bisset	1,000
Calynn Brigance	1,000
Alison Broadus	1,000
Art Brown	1,000
Eileen Cook	1,000
Michele A Cook-Molloy	1,000
Brian Currie	1,000
Bobby Eckhart	1,000
Carrie Harrison	1,000
Jeff Hodgson	1,000
Charles C Hunsinger	1,000
Sandra L. James	1,000
Clayton Jones	1,000
Shannon Knutson	1,000
Robert Krause	1,000
Jan Lambeck	1,000
Kay MacIntosh	1,000
Donald C. May	1,000
Arleen J. Moore-Bunney	1,000
William M. Peters	1,000
David Pfortmueller	1,000
Maria Raggio	1,000
Frederick A. Riermann Jr.	1,000
Doug Schacter	1,000
Lori Shulz	1,000
Kathy Seago	1,000
Chris Skerik	1,000
David Skerik	1,000
Anabella C. Smith	1,000
Paulette Smithers	1,000
Melissa Spence	1,000
Peter Streukens	1,000
Reginald C. Whitfield	1,000
Alan Filson	2,000
Erin Cates	1,000

The Common Stock issued in the Company's Regulation D, Rule 506 offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. ss.230.506:

(A)	No general solicitation or advertising was conducted by the Company in connection with the offering of any of the Shares.
(B)	At the time of the offering the Company was not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an "investment company" within the meaning of the federal securities laws.
(C)	Neither the Company, nor any predecessor of the Company, nor any director of the Company, nor any beneficial owner of 10% or more of any class of the Company's equity securities, nor any promoter currently connected with the Company in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.
(D)	The offers and sales of securities by the Company pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.
(E)	None of the investors are affiliated with any director, officer or promoter of the Company or any beneficial owner of 10% or more of the Company's securities.

All of the shareholders who purchased shares in the 506 offering represented to us that they were accredited and/or sophisticated investors. Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in February 2002 were restricted in accordance with Rule 144 of the Securities Act of 1933.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 27.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT	DESCRIPTION

3.1	Certificate of Incorporation of Harrison Holding's Inc. *

3.2	By-laws of Harrison Holding's Inc. *

5.1	Opinion of Anslow & Jaclin LLP

10.1	Mineral Rights Agreement dated December 18, 2001 between Nicholson & Associates and Michael Hopley.

10.2	Bill of Sale *

10.3	Assignment Agreement dated February 4, 2002 between Michael Hopley and Harrison Holding's Inc. *

23.1	Consent of Malone & Bailey

23.2	Consent of Anslow & Jaclin LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on page II-6 of the registration statement)

*   Filed with the original SB-2 filing on May 23, 2002.

Item 28.   UNDERTAKINGS.

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellingham, State of Washington, on the 21st day of October, 2002.

HARRISON HOLDING'S INC.

By:	/s/ Michael Hopley MICHAEL HOPLEY PRESIDENT, CHIEF EXECUTIVE OFFICER, AND SECRETARY

POWER OF ATTORNEY

The undersigned directors and officers of Harrison Holding's Inc. hereby constitute and appoint Michael Hopley, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Michael Hopley Michael Hopley	President, Chief Executive Officer Secretary and Director	Dated: October 21, 2002

By:	/s/ Hugh Willson Hugh Willson	Director and Director	Dated: October 21, 2002

By:	/s/ Chris Skerik Chris Skerik	Director and Director	Dated: October 21, 2002